Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

Lotus Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Ordinary Shares(4)	457	(c)	28,946,340	$10.705	(5)	$309,870,569.70	0.0001476	$45,736.90
	Equity	Warrants(6)	457	(g)	15,037,075	-	(7)	-	-	-
	Equity	Ordinary Shares issuable upon exercise of Warrants(8)	457	(f)(1)	15,037,075	$11.85	(7)	$178,189,338.75	0.0001476	$26,300.75
	Total Offering Amounts							$488,059,908.45		$72,037.65
	Total Fees Previously Paid									$72,279.45
	Net Fee Due									$0

(1)	All securities being registered will be issued by Lotus Technology Inc. (“LTC”), a Cayman Islands exempted company, in connection with the Agreement and Plan of Merger described in this registration statement and the proxy statement/prospectus included herein, which provides for, among other things, the merger of Lotus Temp Limited (“Merger Sub 1”), a wholly-owned subsidiary of LTC, with and into L Catterton Asia Acquisition Corp (“LCAA”), a Cayman Islands exempted company (such merger, the “First Merger”), with LCAA surviving the First Merger as a wholly-owned subsidiary of LTC (such company, as the surviving entity of the First Merger, “Surviving Entity 1”). Immediately following the First Merger and as part of the same overall transaction as the First Merger, Surviving Entity 1 will merge with and into Lotus EV Limited (“Merger Sub 2”), a wholly-owned subsidiary of LTC (such merger, the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of LTC (such transactions, collectively, the “Business Combination”). As a result of the Business Combination, (i) each issued and outstanding Class B ordinary share of LCAA, par value $0.0001 per share, will be converted into one Class A ordinary share of LCAA, par value $0.0001 per share (each an “LCAA Class A Ordinary Share”); (ii) each issued and outstanding LCAA Class A Ordinary Share (other than any LCAA shares owned by LCAA as treasury shares or owned by any direct or indirect subsidiary of LCAA, Redeeming LCAA Shares and Dissenting LCAA Shares (as defined in the accompanying proxy statement/prospectus)) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued, fully paid and non-assessable ordinary share of LTC, par value of US$0.00001 per share (each an “LTC Ordinary Share”); and (iii) each outstanding whole warrant of LCAA (“LCAA Warrant”) shall cease to be a warrant with respect to LCAA Class A Ordinary Shares and be assumed by LTC and converted into a warrant to purchase one LTC Ordinary Share (each, an “LTC Warrant”).

(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.

(4)	Represents LTC Ordinary Shares issuable in exchange for outstanding LCAA Class A Ordinary Shares pursuant to the First Merger (assuming no public shareholder of LCAA exercises redemption right with respect to their LCAA Class A Ordinary Shares for a pro rata share of the funds in LCAA’s trust account).

(5)	Based on the average of the high ($10.72) and low ($10.69) prices of LCAA Class A Ordinary Shares on the Nasdaq Stock Market (“Nasdaq”) on November 14, 2023.

(6)	Represents LTC Warrants, each whole warrant entitling the holder to purchase one LTC Ordinary Share, to be issued in exchange for LCAA Warrants.

(7)

Based on the sum of (i) the average of the high ($0.35) and low ($0.35) prices for LCAA Warrant on Nasdaq on November 14, 2023, and (ii) the exercise price of LCAA Warrant ($11.50). Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the entire registration fee with respect to LCAA Warrants has been allocated to the LTC Ordinary Shares underlying LCAA Warrants and no separate fee is recorded for LCAA Warrants.

(8)	Represents LTC Ordinary Shares underlying LTC Warrants.